Exhibit 10.1

WAIVER AGREEMENT

This Waiver Agreement (“Agreement”), dated as of October 13, 2011, by and among M.D.C. Holdings, Inc. (the “Company”), Larry A. Mizel (“Mr. Mizel”) and David D. Mandarich (“Mr. Mandarich;” Messrs. Mizel and Mandarich are collectively referenced as the “Executives”).

WHEREAS, Mr. Mizel has served the Company in various capacities for over thirty-five years and is employed by the Company as Chairman of the Board and Chief Executive Officer;

WHEREAS, Mr. Mandarich has served the Company in various capacities for over thirty years and is employed by the Company as President and Chief Operating Officer;

WHEREAS, the Company has established the Amended Executive Officer Performance Based Compensation Plan (the “Compensation Plan”), which was approved by the Company’s shareholders in 2008;

WHEREAS, the Compensation Plan provides in Paragraph C of Article III that the Executives shall receive $2,500,000 together with 60,000 shares of restricted common stock of the Company (the “Performance Goal Award”) in the event the Performance Goal is achieved;

WHEREAS, the Compensation Committee previously established the Performance Goal for the 2011 fiscal year in compliance with the Compensation Plan;

WHEREAS, each of the Executives has entered into an Employment Agreement with the Company, each restated as of August 1, 2008, which provides, among other matters, that the Executives are entitled to the incentive payments as provided for under the Compensation Plan;

WHEREAS, the Company’s Board of Directors has reviewed the compensation programs for the Executives for the 2010 and 2011 fiscal years and, in connection therewith, has sought the Executives’ agreement to a voluntary reduction in the Performance Goal Award for the 2011 fiscal year; and

WHEREAS, the Executives are willing to waive their claim to a portion of the Performance Goal Award for the 2011 fiscal year.

NOW, THEREFORE, the Company and the Executives agree as follows:

1. In the event the Performance Goal for the 2011 fiscal year is achieved, both the cash bonus and the restricted stock award under the Performance Goal Award for the 2011 fiscal year shall be reduced by fifty percent (50%) for each of the Executives.

2. This Agreement is not intended, nor shall it be deemed, to modify or amend in any manner the Compensation Plan, the Performance Goal established for 2011, or the Executives’ Employment Agreements.

3. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed in that State.

ACCORDINGLY, the parties hereto have duly executed this Agreement, as of the date set forth above.

EXECUTIVES	M.D.C. HOLDINGS, INC.

/s/ Larry A. Mizel	By:	/s/ Michael Touff
Larry A. Mizel	Name:	Michael Touff
	Title:	Senior Vice President

/s/ David D. Mandarich
David D. Mandarich